Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Third Quarter Fiscal 2022 Financial Results

Third Quarter Backlog Increases 33% to $35.2 Million

Westminster, MA – February 17, 2022 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry-leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense and precision industrial sectors, today reported financial results for the Fiscal 2022 third quarter ended December 31, 2021.

“This was a strong quarter for sales orders as our backlog increased to $35.2 million at December 31, 2021, up significantly from $26.4 million at September 30, 2021,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Furthermore, we have secured additional sales orders of over $11.0 million since the end of our third quarter.”

“Our financials for the third quarter of fiscal 2022 include for the first time a full quarter of activity from our Stadco subsidiary,” continued Mr. Shen. “Third quarter net sales were $6.5 million or 82% higher when compared to $3.6 million in the same quarter a year ago. Gross profit was $227,000 lower when compared to gross profit for the third quarter a year ago. An unfavorable production mix and under-absorbed factory overhead in the third quarter had a negative impact on margins for both the third quarter and nine-month year-to-date periods. One-time costs related to the Stadco acquisition further impacted our operating performance.”

“Key personnel and assets remain in place as we continue to integrate the Stadco business,” added Mr. Shen. “Strong business prospects are evidenced by the significant increase in sales orders. We expect margins to improve as the current mix of unfavorable projects are completed and we begin work on new orders of repeat business. In addition, one-time costs are expected to decrease materially as we move past the initial integration and transaction reporting requirements related to the acquisition of Stadco. We are encouraged by the prospects for growing our revenue and increasing profitability in future quarters.”

Third Quarter of Fiscal 2022 Financial Results

•	Net sales were $6.5 million, or 82% higher when compared to the same quarter a year ago, due primarily to the addition of the Stadco operation for the entire quarter.
•	Cost of sales were $6.0 million, or $3.2 million higher than the same quarter a year ago.
•	Gross profit was $478,000, a decrease of $227,000 compared to $705,000 in the same quarter last year. Margins were depressed by an unfavorable production mix and under-absorbed factory and labor overhead.
•	SG&A increased by $908,000 due to the addition of Stadco, and outside advisory expenses and travel related to the Stadco acquisition. We incurred additional one-time costs in the quarter of approximately $329,000.
•	Operating loss was $1.1 million, compared to operating loss of $11,000, in the same quarter a year ago.
•	Interest expense increased to $95,000 from $50,000 in the same prior year period as we added new debt to the balance sheet to acquire Stadco and fund the first full quarter of operations.
•	Net loss was $905,000 compared to net loss of $48,000 in the same period a year ago.

•	We failed to generate positive earnings before interest, taxes, depreciation and amortization (EBITDA*) for the fiscal 2022 third quarter.

* EBITDA is a non-GAAP financial measure, which is reconciled to the most directly comparable GAAP financial measure below, under the caption “Reconciliation of EBITDA to Net Income (Loss).”

Nine Months of Fiscal 2022 Financial Results

•	Net sales were $14.7 million or 27% higher when compared to $11.6 million in the same period a year ago.
•	Gross profit was $2.2 million, lower by 11% when compared to the same period last year.
•	SG&A increased by $1.3 million with the addition of Stadco’s SG&A and $563,000 of related acquisition expenses.
•	Operating loss was $1.3 million compared to operating income of $326,000 in the same period a year ago.
•	Interest expense was higher by 14% as we added new debt as part of the Stadco acquisition.
•	We recorded a gain of $1.3 million from the PPP loan forgiveness during the first quarter of this fiscal year.
•	Net income for the first nine months of FY 2022 was $246,000 compared to net income of $106,000 in the same period a year ago.
•	EBITDA* was $1.0 million compared to $0.8 million in the same period a year ago.

* EBITDA is a non-GAAP financial measure, which is reconciled to the most directly comparable GAAP financial measure below, under the caption “Reconciliation of EBITDA to Net Income (Loss).”

Financial Position

At December 31, 2021, TechPrecision had $562,000 in cash and cash equivalents, a decrease of $1.6 million since March 31, 2021. Working capital was $3.1 million at December 31, 2021 compared to $5.2 million at March 31, 2021. The Company has access to additional capital via its existing revolver loan should management determine it needs to bolster liquidity.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Thursday, February 17, 2022. To participate in the live conference call, please dial 1-888-506-0062 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-973-528-0011. When prompted, reference TechPrecision and entry code 457075.

A replay will be available until March 3, 2022. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 44630.

The call will also be available over the Internet and accessible at: https://www.webcaster4.com/Webcast/Page/2198/44630.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Stadco, manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “prospectus,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to change the composition of our revenues and effectively control operating expenses; external factors, including the COVID-19 pandemic, that may be outside of our control; the impacts of the COVID-19 pandemic and government-imposed lockdowns in response thereto; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; general industry and market conditions and growth rates; general industry and market conditions and growth rates; our potential failure to successfully integrate and realize the expected benefits of the Stadco acquisition; risks related to diverting management’s attention from the Company’s ongoing business operations; unexpected costs, charges or expenses resulting from the acquisition and integration of Stadco; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

-- Tables Follow --

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31, 2021	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$562,459	$2,130,711
Accounts receivable	2,430,255	608,059
Contract assets	10,234,353	5,532,408
Raw materials	944,094	503,636
Work-in-process	776,314	767,520
Other current assets	467,458	379,437
Total current assets	15,414,933	9,921,771
Property, plant and equipment, net	12,071,530	4,063,209
Right of use asset, net	6,526,862	--
Deferred income taxes	2,320,827	1,934,415
Goodwill	930,759	--
Other noncurrent assets, net	121,256	84,624
Total assets	$37,386,167	$16,004,019

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,570,133	$500,848
Accrued expenses	2,533,755	1,526,270
Contract liabilities	1,792,887	218,152
Current portion lease liability	539,670	--
Current portion of long-term debt	4,882,456	2,474,963
Total current liabilities	12,318,901	4,720,233
Long-term debt, net	3,210,468	1,341,938
Long-term lease liability	6,026,848	--
Total liabilities	21,556,217	6,062,171
Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 34,287,450 and 29,498,662 shares issued and outstanding at December 31, 2021 and March 31, 2021	3,428	2,949
Additional paid in capital	14,588,193	8,944,660
Accumulated other comprehensive income	19,929	21,838
Retained earnings	1,218,400	972,401
Total stockholders’ equity	15,829,950	9,941,848
Total liabilities and stockholders’ equity	$37,386,167	$16,004,019

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Net sales	$6,511,325	$3,569,718	$14,720,964	$11,566,176
Cost of sales	6,033,267	2,864,274	12,479,531	9,034,858
Gross profit	478,058	705,444	2,241,433	2,531,318
Selling, general and administrative	1,623,883	716,361	3,530,179	2,205,739
(Loss) income from operations	(1,145,825)	(10,917)	(1,288,746)	325,579
Other income	1,999	(219)	13,390	1,237
Interest expense	(94,721)	(50,405)	(181,494)	(159,885)
PPP loan forgiveness	--	--	1,317,100	--
Total other (expense) income	(92,722)	(50,624)	1,148,996	(158,648)
(Loss) income before income taxes	(1,238,547)	(61,541)	(139,750)	166,931
Income tax (benefit) expense	(333,867)	(13,369)	(385,749)	60,573
Net (loss) income	$(904,680)	$(48,172)	$245,999	$106,358
Other comprehensive (loss) income:
Foreign currency translation adjustments	$(810)	$1,252	$(1,909)	$151
Other comprehensive (loss) income	$(810)	$1,252	$(1,909)	$151
Comprehensive (loss) income	$(905,490)	$(46,920)	$244,090	$106,509
Net (loss) income per share basic	$(0.03)	$(0.00)	$0.01	$0.00
Net (loss) income per share diluted	$(0.03)	$(0.00)	$0.01	$0.00
Weighted average shares outstanding – basic	34,286,580	29,498,662	31,716,353	29,430,206
Weighted average shares outstanding - diluted	34,286,580	29,498,662	33,395,123	31,021,384

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$245,999	$106,358
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	978,517	521,422
Amortization of debt issue costs	34,588	45,099
Stock based compensation expense	141,176	146,417
Change in contract loss provision	(66,232)	(175,365)
Deferred income taxes	(386,413)	60,573
PPP loan forgiveness	(1,317,100)	--
Changes in operating assets and liabilities:
Accounts receivable	(575,181)	(183,076)
Contract assets	(871,339)	(810,032)
Inventories	477,936	19,129
Other current assets	215,334	164,127
Other noncurrent assets	(50,633)	38,092
Accounts payable	(611,045)	325,369
Accrued expenses	(1,282,269)	(101,028)
Contract liabilities	1,418,010	(496,691)
Net cash used in operating activities	(1,648,652)	(339,606)
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisition, net of cash acquired	(7,795,810)	--
Purchases of property, plant and equipment	(436,531)	(546,890)
Net cash used in investing activities	(8,232,341)	(546,890)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	4,000,000	--
Closing costs related to common stock sale	(335,419)	--
Proceeds from sale of common stock	3,523,000	--
Debt issue costs	(116,511)	(24,610)
Proceeds from payroll protection program loan	--	1,317,100
Revolver loan borrowings	2,553,221	1,000,000
Revolver loan repayments	(575,000)	(1,000,000)
Principal payments for leases	(493,015)	--
Repayments long-term debt	(243,510)	(81,352)
Net cash provided by financing activities	8,312,766	1,211,138
Effect of exchange rate on cash and cash equivalents	(25)	(178)
Net (decrease) increase in cash and cash equivalents	(1,568,252)	324,464
Cash and cash equivalents, beginning of period	2,130,711	930,856
Cash and cash equivalents, end of period	$562,459	$1,255,320

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net (Loss) Income

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements for the following periods:

	Three Months ended December 31,			Nine Months ended December 31,
(dollars in thousands)	2021	2020	Change	2021	2020	Change
Net (loss) income	$(905)	$(48)	$(857)	$246	$106	$140
Income tax (benefit) expense	(334)	(13)	(321)	(386)	61	(447)
Interest expense (1)	95	50	45	181	160	21
Depreciation and amortization	463	182	281	979	521	458
EBITDA	$(681)	$171	$(852)	$1,020	$848	$172

(1)	Includes amortization of debt issue costs.

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